CODE OF ETHICS POLICY

Purpose and Scope

The purpose of the Code of Ethics Policy  (―the  Policy‖) is to implement a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable federal securities laws, including rules and regulations promulgated by the SEC. This Policy provides guidance to all Company personnel regarding ethical business principals. The Policy designed to ensure compliance with legal requirements and the Company‘s standard of business conduct. Employees shall read and understand  the Policy and uphold the standards outlined herein in their day-to-day activities at the Company.

General Policy

This Policy does not address every possible situation that may arise. Consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of this Policy to the attention of the Chief Compliance  Officer.      Any   questions  regarding  the   Company‘s  policies  and  procedures should  be  referred  to  the  Chief  Compliance  Officer.  This  Policy  shall  apply  to  each Employee of the Company. The Policy covers the following topics:

(i)

Insider Trading

(ii)

Personal Trading Policy

(iii)

Outside Business Activities and Private Securities Transactions

(iv)

Business Gifts and Entertainment

(v)

Political Contributions

The Company will distribute this Code of Ethics, and any amendments, to each Employee, and each Employee will be required to sign either electronically or in writing an acknowledgement, indicating that they have received a copy of the Code of Ethics and will comply with its provisions.  Acknowledgements required under the Code of Ethics may be submitted in written or electronic format containing substantially the same information included on the form.

Standards of Conduct

Compliance with Governing Laws, Regulations and Procedures

The Company and its Employees shall comply with all applicable federal and state laws and regulations.

(i)      Employees  shall  comply  with  all  procedures  and  guidelines established by the Company to ensure compliance with applicable federal and state laws and regulations.  No Employee shall knowingly participate in, assist, or condone any act of violation of any statute or regulation governing the Company or any act that would violate any provision of this Policy.

(ii)

Employees shall have and maintain knowledge of and shall comply with the provisions of the Policy.

(iii)

Employees  having  knowledge  of  violations  of  this   Policy  shall immediately report such violations to the Chief Compliance Officer.

Individual Standards of Conduct

The following general principles guide the individual conduct of each Employee:

(i)        Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws.

(ii)

Employees will adhere to the highest standards of ethical conduct.

(iii)     Employees   will   maintain   the   confidentiality   of   all   information obtained in the course of employment with the Company.

(iv)

Employees  will  bring  any  issues  reasonably  believed  to  place  the Company at risk to the attention of the Chief Compliance Officer.

(v)

Employees  will  not  abuse or misappropriate  the   Company‘s or  any Client‘s assets or use  them for personal gain.

(vi)     Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company and/or any Client.

(vii)     Employees will deal fairly with Clients and other Employees and will not abuse the Employee‘s position of  trust  and responsibility with Clients or take inappropriate advantage of his or her position with the Company.

(viii)

Employees will comply with this Code of Ethics.

Ethical Business Practices

It is the policy of the Company that any violation of applicable laws, regulations or this Policy shall be immediately reported to the Chief Compliance Officer.  An Employee must not conduct individual investigations, unless authorized to do so by the Chief Compliance Officer.  If an Employee, in good faith, raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior he or she will be protected from retaliation.

Falsification or Alteration of Records

Falsifying or altering records or reports, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

(i)  Making false or inaccurate entries or statements in any Company or Client  books,  records,  or  reports  that  intentionally  hide  or misrepresent the true nature of a transaction or activity;

(ii)  Manipulating books, records, or reports for personal gain;

(iii)  Failing to maintain books and records that completely, accurately, and timely reflect all business transactions;

(iv)  Maintaining any undisclosed or unrecorded Company or Client funds or assets;

(v)  Using funds for a purpose other than the described purpose; and

(vi)  Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks  competitive  advantages  through  superior  performance,  not  through  unethical  or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the  owner‘s  consent, or inducing such  disclosures by past or present employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Clients, vendors, service providers, suppliers, and competitors.  No Employee should, in connection with any Company business, take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.  Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services.  Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

Privacy of Personal Information

The Company will acquire and retain only personal information that is required for the effective operation of the business of the Company or that is required by law in the jurisdictions in which the Company operates.  Access to such information will be restricted internally to those with a legitimate need to know.  Employee communications transmitted by the  Company‘s systems are  not considered private.

Online Blogging and Communication with Media

The Company strictly prohibits Employees from posting their opinions regarding an investment, issuer, investment strategy, market conditions, government financial actions, and any and all other such opinions as may appear to impart a financial opinion on any corporate,  personal, or financial blogging website.

Spreading of False Rumors

The Company prohibits Employees from spreading Rumors (as hereinafter defined) directly or indirectly regarding the financial condition of any company. For purposes of the Code  of Ethics, a ―Rumor‖ shall be defined to include any  statement which, at the  time of making, the Employee knew, or should have known, was false, misleading, or otherwise untrue or deceptive. This includes any statement in which the Employee omits a fact or set of facts, which if disclosed would change the nature of the statement, and which by being omitted results in the statement being false, misleading or otherwise untrue and deceptive. The Company prohibits the dissemination of Rumors verbally, electronically, or in writing.

Protection of Confidential Information

Information generated in the Company is a valuable Company asset. Protecting this information plays a  vital role  in  the  Company‘s continued  growth and ability to compete. Such information includes among other things, technical information such as computer programs and databases, business information such  as  the  Company‘s objectives and strategies, trade secrets, processes, analysis, charts, drawings, reports, sales, earnings, forecasts, relationships with Clients, marketing strategies, training materials, Employee compensation and records, and other information of a similar nature.  Employees must maintain the  confidentiality of the  Company‘s proprietary and  confidential information and must not use or disclose such information without the express consent of an officer of the Company or when legally mandated.

Confidentiality of Investor Information

As   a   registered   investment   adviser,  we  have   particular   responsibilities   for safeguarding our  investors‘  information and the proprietary information of the  Company. Employees should be mindful of this obligation when using the telephone, fax, electronic mail,  and  other  electronic  means  of  storing  and  transmitting  information.  Employees should not discuss confidential information in public areas, read confidential documents in public places, or leave or discard confidential documents where they can be retrieved by others.

Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Company except as they may need to know it in order to fulfill their responsibilities to the Company. You may not disclose such information to anyone or any firm outside the Company unless (i) the outside firm requires the information in order to perform services for the Company and is bound to maintain its confidentiality; (ii) when the Client has consented or been given an opportunity to request that the information not be shared; (iii) as required by law; or (iv) as authorized by the Chief Compliance Officer.

Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other Clients.  Intentionally trading ahead of a  Client‘s order with the  purpose of benefiting on  the  trade as  a  result of the  Client‘s follow-on  trade is  known  as  ―frontrunning‖  and is  prohibited.   Similarly, intentionally following a Client‘s order with Employee trading activity for a similar purpose is known as ―piggybacking‖  or  ―shadowing‖  and is  likewise prohibited.  Certain six-month short-swing transactions (e.g., a sale and a purchase, or a purchase and a sale, occurring within a six- month period) are also prohibited.  If you reasonably believe improper trading in personalor Client accounts has occurred, you must report such conduct to the Chief Compliance Officer.

Additionally, Employees are prohibited from buying or selling an option while in possession of non-public information concerning a block transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning a block  transaction in  an  option covering that security (the ―inter-market front running‖), for an  account in which the  Company or such  Employee has  an  interest or with respect to which the Company or such Employee exercises investment discretion.  This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an  index.  A ―block transaction‖ means a transaction involving 10,000 shares or more  of an underlying security or options covering 10,000 shares or more of such security.  In the case of a thinly traded security, fewer than 10,000 shares may constitute a block transaction.

Prohibition Against Insider Trading

General

The Company forbids any Employee from trading, either personally or on behalf of others, including registered investment companies, private investment funds and private accounts advised by the Company, on material non-public information or communicating material non-public information to others in violation of the law.  This conduct is frequently referred to  as  ―insider  trading.‖   The  Company‘s policy  extends to activities within and outside each  person‘s duties at the  Company.

The  term ―insider trading‖ is not defined in the  federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or  not  one  is  an  ―insider‖)  or  to  communications  of  material non-public  information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)      Trading by an insider while in possession of material non-public information;

(b)      Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-

insider in violation of an insider‘s duty to keep  it confidential or was misappropriated; or

(c)

Communicating material non-public information to others.

Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below.   If Employees have any questions, they should consult the Chief Compliance Officer.

Who is an Insider?

The  concept of who  is an  ―insider‖ is broad.  It includes generally officers, directors and Employees of a Company.  In addition, a person can  become  a ―temporary insider‖ if he or she  enters into  a special confidential relationship in  the  conduct of a Company‘s affairs and, as  a  result, is  given   access to  information solely  for  the  Company‘s purposes.    A temporary insider can  include, among others, a Company‘s attorneys, accountants, consultants,  bank  lending  officers,  and  certain  Employees  of  such  organizations.    In addition, although it is unlikely to occur in the normal conduct of its business, the Company or an Employee could become a temporary insider of a Company it advises or for which it performs other services.  According to the U.S. Supreme Court, the Company must expect an outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  ―Material  information‖ is  defined generally as  information for  which there is  a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect   on  the   price   of  a  Company‘s securities.     Information   that   should  be  considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation problems, antitrust charges, labor disputes, pending large commercial or government contracts, major new products or services, significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants) and extraordinary management developments (such as key personnel changes).

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for Insider Trading

Penalties  for  trading  on  or  communicating  material  non-public  information  are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

(i)

civil injunctions,

(ii)

disgorgement of profits,

(iii)

jail sentences,

(iv)     fines  for  the  person  who  committed  the  violation  of  up  to  three times the profit gained or loss avoided, whether or not the person actually benefited, and

(v)

fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In  addition,  violations  can  be  expected  to  result  in  serious  sanctions  by  the Company, detailed in the Compliance Committee Sanction Provisions section in this Policy, potentially including dismissal of the person(s) involved.

Procedures to Detect and Prevent Insider Trading

The following procedures have been established to aid Employees in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against individuals for insider trading.  Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Identifying Inside Information

Before trading for yourself or others, including any Client Account, in the securities of a Company about which you may have potential inside information, ask yourself the following questions:

(i)        Is the information material?   Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

(ii)      Is the information non-public?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by appearing in publications of general circulation?   Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non- public, you should take the following steps:

(i)

Report the matter immediately to the Chief Compliance Officer.

(ii)

Do not purchase or sell the securities on behalf of yourself or others, including any Client Account.

(iii)

Do not communicate the information within or outside of the Company other than to the Chief Compliance Officer.

Client Account Trading

In connection with certain Company investments in syndicated loan participations and assignments, bank debt or certain other types of loan or debt obligations  (―Loan Positions‖), certain Employees may gain access to material, non-public information relating to the borrowing company.  In such cases, the borrowing company will be placed on the Company‘s Restricted List discussed below.   In addition, in connection  with investments in Loan Positions, the Company will often enter into a confidentiality agreement relating to information  that  it  may  receive  concerning  certain  borrowing  companies.    It  is  the Company‘s  general  policy   that all   companies  who   are   the   subject  of  a  confidentiality agreement relating to a loan  position will be placed on the Company‘s Restricted List.

Restricting Access to Material Non-Public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Company other than those persons who need to know such information in order to perform their job responsibilities at the Company.  In addition, care should be taken to keep the information secure.  For example, memos, reports, correspondence or files containing the information should be restricted.

Resolving Insider Trading Issues

If, after consideration of the provisions of this Code of Ethics, you have questions as to whether information is material or non-public, the propriety of any action, or about the foregoing procedures, please contact the Chief Compliance Officer or his/her designee to discuss your questions before trading or communicating the information to anyone.

Restricted Lists

Whenever the Chief Compliance Officer determines that an Employee of the Company is in possession of material, non-public information with respect to an issuer (regardless of whether it is currently owned by the Company or any Client Account, but particularly   if   the   Company   is   analyzing   or   recommending   securities   for   Client transactions) such issuer will be placed on the Restricted List.   The Chief Compliance Officer will also have the discretion of placing an issuer on the Restricted List even though no Employee has or is expected to receive any material, non-public information about the issuer.  Such action may be taken for the purpose of avoiding any appearance of the misuse of material, non-public information.  When an issuer is placed on the Restricted List, all Employees are prohibited from personal trading in securities of those issuers.  In addition, no trades in Client Accounts may be made in an issuer on the Restricted List until the Chief Compliance Officer makes a determination described in the following paragraph.

In the event that the Company desires to engage in a securities transaction relating to an issuer that is listed on the Restricted List, the Chief Compliance Officer will conduct an investigation into the circumstances surrounding the placement of such issuer on the Restricted List.  In connection with any such investigation, the Chief Compliance Officer will determine (i) the extent to which any Employee may have continued possession of material, non-public information, and (ii) whether that Employee‘s access (if any)  to  such material, non-public information will prevent the Company from engaging in such security transaction.   All such determinations will be made on a case-by-case basis.   Should the Chief Compliance Officer determine that the trade is permissible, then the Portfolio Manager will be required to execute a certification affirming that, as of such trade date, they do not possess any material, non-public information relating to such issuer.

The Chief Compliance Officer will be responsible for determining whether to remove a particular issuer from the Restricted List.   The only persons who will have access to remove issuers from the Restricted List are members of the Compliance Department.

Securities Assignment Procedures

When allocating new securities analysis assignments to Company personnel, to the extent practicable, the Company will review the personnel files of its qualified Employees to determine whether such Employee‘s personal holdings present  any  apparent conflicts  of interest.  Particular attention will be paid to personal transactions that were made within a six-month period of the security assignment research. New securities analyses will not be assigned  to  Employees  whose  personal  holdings  may  present  a  conflict  of  interest.  A notation will be made in any such Employee‘s file  to document that they were  considered for the opportunity, but could not be assigned the opportunity due to a potential conflict of interest.

Personal Trading Policy

Policy Overview

The purpose of this policy regarding employee personal trading is to ensure that employee‘s personal trading activity complies with applicable laws  and regulations, and is carried out in a manner consistent with Company policy. The Company has an obligation to monitor employee personal trading to ensure that all trades meet the requirements set forth in this policy and that all personal trading transactions must avoid even the appearance of a conflict of interest. (For additional information regarding the Personal Trading Policy, including the list of approved brokerage firms, please see Employee Trading Policy)

General Principals

The following general principles should guide the individual trading activities of Employees:

·

All Employees will be allowed to place an unlimited number of trades per calendar year in Reportable Securities.

·

Employees may not trade in the securities of an issuer in which any portfolio or fund managed by the Company has an interest in any part of the capital structure, (other than securities of issuers with respect to which the Company may be deemed to have an interest solely as a result of such securities being held in a retail client that is managed by a third party sub-advisor). Notwithstanding the foregoing, the Chief Compliance Officer may approve exceptions to this limitation upon showing of need such as (in the case of a sale by an employee where the Company is long the security in an account) or a showing of alignment of interests (such as where the employee wishes to buy a security that the company is long) provided that the investment does not violate any legal, regulatory, or contractual restriction.

·

Executions of Employee account orders are subject to completion of Client orders (See, Restrictions on Personal Trading Activity below).

·

The Company reserves the right to cancel any Employee‘s transaction. If a transaction is canceled, the Employee will bear the risk of loss and the Company (or a designated charity) will retain any profit associated with such cancellation.

·

Any breach of this policy may result in disciplinary action, up to and including termination of employment (See, Compliance Committee Sanction Provisions for a detailed list of sanctions relating to violations of the  Company‘s Code of Ethics Policy).

Pre-Clearance Required for Reportable Securities: Sungard/PTA System

Employees are required to pre-clear all acquisitions or dispositions of Reportable Securities.  Pre-clearance approval is good for the day on which it is obtained. Receiving pre-clearance approval for a specific trade does not oblige the employee to place the trade. Limit orders expiring at the end of a trading day are  permissible; ―good  until canceled‖ orders are not.

Pre-Clearance Procedures

To monitor, record, and report the personal trading activities of Employees, the Company  uses  the  Protegent  Personal  Trading  Assistant  System   (the   ―PTA  System‖). Each Employee is provided a username and password to the online PTA System. Pre- clearance must be obtained by submitting a pre-clearance request using the PTA System. The  PTA  System will  generate an  ―approval‖  or  ―denial‖  of the   pre-clearance.  The PTA

System maintains  a record of all pre-clearance requests submitted and their approval status, which can be viewed by both Compliance and Employees. The Chief Compliance Officer monitors all transactions made by all Employees in order to ascertain any pattern of conduct  which  may  evidence  conflicts  or  potential  conflicts  with  the  principles  and objectives of this Policy.

Employees requiring pre-clearance of personal securities transactions while out of the office can email ptacompliance@hcmlp.com.

Advance  trade  clearance  in  no  way  waives  or  absolves  any  Employees  of  the obligation to abide by the provisions, principles and objectives of this Policy.

Reportable Securities

For  the  purpose  of  this  Code of  Ethics,  Reportable Securities include  exchange traded funds (―ETFs‖), closed-end  funds, notes and financial derivatives, and, except as provided below, all public securities including, securities issued by the Retail Funds. However, ETFs are not required to be pre-cleared.

The following instruments are not considered Reportable Securities: shares issued by open-end funds (mutual funds) other than funds for which the Company or an affiliate of the Company serves as an investment adviser, direct obligations of the Government of the United States, municipal securities, annuities, currencies and commodities, commercial paper, banker acceptances, and bank certificates of deposit.

Restrictions on Personal Trading Activity

An Employee‘s transactions should generally be effected with a view  toward investment, not speculation. Therefore, Employees will be required to hold a position (both long and short) for no less than 30 calendar days, except for ETFs. A hold prevents day trading and ensures a view toward long term investment. Excessive trading by employees is discouraged and will be documented by Compliance and reviewed at the Compliance Committee.

Under  no  circumstances  may  any  Employee  effect  a  transaction  in  his  or  her personal account or in another Employee‘s account while  either in  possession of material non-public information (MNPI) regarding the financial instrument and/or issuer that is the subject of the transaction, or with knowledge that a Client account is engaging, or likely to engage on the same day, in a similar transaction in the same instrument. Employees may reference  the  Company‘s Restricted List for  a  complete list of issuers the Company has access  to  MNPI.  If  an  employee  holds  a  position  that  is  subsequently  placed  on  the Restricted List, employees are prevented from closing out the position until the issuer is removed from the list.

Employees are also restricted from trading issuers where the Company has filed under Section 13D (Company owns more than 5%) or Section 16A (Company owns more than 10%). Compliance will maintain a complete list of restricted issuers under this rule.

Employees are prohibited from trading in any firm holding that is in conflict with the  Company‘s position. Conflicting positions misalign employee interests with investor interests. For example, employees are not allowed to go long in a security if the Company is currently short in an account nor shall they short a security if the company is currently long the security in an account.

All  employees  are  prohibited  from  violating  any  rule,  regulation,  or  law  while trading in their personal accounts. Highland employees are expected to live up not only to the letter of the law but also to the ideals of the Company.

Blackout Periods for Reportable Securities

Effective February 1, 2012, without the prior approval of the Chief Compliance Officer or his designee, no employee may directly or indirectly acquire or dispose of a beneficial ownership interest in a Reportable Security other than during the first week of February, May, August, and November. No Employee may directly or indirectly acquire or dispose of a beneficial ownership in a Reportable Security, with the exceptions of ETFs, when the Company has an open order in the Order Management System for an asset of the same issuer or its wholly owned affiliate. Employees may trade in the assets of an issuer held by the Company 2 business days after the Company‘s most recent transaction in  the assets of that issuer. For  example, if the  Company purchases  any  part of IBM‘s  capital structure on Business Day 1 (loans, bonds, or equity), on Business Day 2 an employee may not trade in IBM but on Business Day 3 the employee may enter such a trade if the Company did not enter a trade in IBM on Business Day 2 and has no open orders on Business Day 3.

Employees will not be restricted from exercising a call/put option position in their personal trading accounts prior to expiration as long as the trade was approved at purchase through  the  PTA  system.  If  an  options  is  purchased  that  has  less  than  30  days  to expiration, the position can either be exercised or expire.

Front Running

All Employees are prohibited from front running. The  SEC  states ―front-running occurs when a person trades in advance of his or her client in order to take advantage of changes  in  the   market price   of  a  security that  will  be  caused  by  that client‘s   trade.‖ Generally, market price movements occur in small cap issuers, so all small cap transactions will be closely scrutinized. For purposes of this Code of Ethics, small cap stocks are defined as having a market cap less than $2 billion.

Compliance will back-test trades executed by all Employees. Trades in small cap securities by personnel that occur within the four business day window of trades in client accounts will be reviewed by Compliance and presented to the Compliance Committee as necessary to remediate any front-running violation. All front-running profits will be disgorged to the Company for the benefit of the Client Accounts and any fines will be determined by the Compliance Committee.

Highland Retail Fund Trading

Employees are not allowed to trade for short term profits in any of the Retail Funds managed or sub-advised by the Company. Preclearance will be reviewed by the Chief Compliance Officer and will be subject to the same restrictions held on all other securities.

Pre-Clearance Required for Participation in IPOs

No Employee shall acquire any beneficial ownership in any securities in an initial public offering (as defined in Rule 204A-1 promulgated under the Advisers Act), for his or her account, without the prior approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction.

Pre-Clearance Required for Private or Limited Offerings

No  Employee  shall  acquire  beneficial  ownership  of  any  securities  in  a  limited offering (as defined in Rule 204A-1 promulgated under the Advisers Act) without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction.

Pre-Clearance Required for Personal Loans Collateralized by Securities

Prior to arranging a personal loan with a financial institution, which will be collateralized by securities, an Employee must obtain the approval of the Chief Compliance Officer.  If the loan is approved, the Employee must supply the Chief Compliance Officer with an email containing the following information:

(i)       The date of the transaction, the title and the number of securities involved in the transaction, the principal amount of each security, and a description of any other interest involved,

(ii)       The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition),

(iii)

The price at which the transaction was effected, and

(iv)     The name of the broker, dealer or bank with or through whom the transaction was effected.

Hardship Exemption

Employees may request to trade prior to the end of the holding period under the hardship exemption. This exemption includes raising cash for a large investment, incurring losses or gains in excess of 20% on an investment, or court ordered liquidation. These and other claims under the hardship exemption will be reviewed at the discretion of the Chief Compliance Officer and all approved exemptions will be reported to the Compliance Committee.

Requests for hardship exemptions must be provided to the Chief Compliance Officer in writing. The Employee is not permitted to complete any transaction unless approval has been granted.

Any and all ambiguities relating to the administration of this policy will be determined and resolved by the Chief Compliance Officer in his sole discretion.

Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Policy for compliance with Highland‘s policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Employees regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed by the Company. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by a Compliance Manager, Assistant General Counsel or other designated supervisory person, subject to the oversight of the Compliance Committee. All Employees are required to comply with the reporting requirements outlined in the Code of Ethics.

Reporting Requirements for Employees

Every Employee shall annually disclose their personal brokerage accounts and holdings held   within those accounts.  It is  the   Company‘s policy  that Employees  must maintain their account at one of thirteen approved brokerage firms. Additionally, an employee may be asked to provide hard copy duplicate statements for their disclosed personal brokerage accounts.

Initial and Annual Holdings Disclosure

Every Employee must, no later than ten (10) days after becoming an Employee, submit a completed Securities/Futures Account Disclosure Form covering the accounts over which they have investment discretion.  Employees are required to provide a copy of their most current brokerage statements (and the information must be current as of no more than  45  days  prior  to  the  reporting  date),  and  transfer  their  account  to  one  of  the designated brokers approved by the Company.  For the purpose of this Policy, an Employee account includes:

·

Any account owned by an Employee, any account owned/controlled by his or her family (including a spouse, minor child or other relative living in the same household),

·

Any account, contract, understanding or other arrangement in which the Employee has a beneficial or pecuniary interest (such as a corporation, partnership, trust or estate in which the Employee has an interest), and

·

Any account  over  which the  Employee  exercises discretionary trading control (such as an IRA, trust account or other custodian account).

No later thirty (30) days after the end of each calendar year, each Employee must complete an Annual Holdings Certification reflecting account holdings as of year-end.  Both the Securities/Futures Account Disclosure Form and the Annual Holdings Certification at a minimum must contain the following information:

(a)       The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security and/or reportable fund in which the Employee had any direct or indirect beneficial ownership;

(b)      The name of any broker, dealer or bank with whom the Employee maintains an account in which any securities were held for the direct or indirect benefit of the Employee; and

(c)

The date the report is submitted by the Employee

Securities/Futures Account Disclosure Form and Annual Holdings Certifications are submitted to the Chief Compliance Officer using the PTA System.

Quarterly Certification of Transactions

Every Employee must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly Certification of Transactions containing the following information with respect to any transaction during the quarter in a reportable security over which the Employees had any direct or indirect beneficial ownership:

(a)      The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

(b)       The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)       The price of  the  reportable security at which the transaction was effected;

(d)      The name of the broker, dealer or bank with or through whom the transaction was effected;

(e)

The date the account was established; and

(f)

The date the report is submitted by the Employee

As part of the reporting requirements, every Employee must also, no later than thirty (30) days after the end of each calendar quarter, affirm that they have reported all non-exempt transactions during the period.  Quarterly Certification of Transactions are submitted to the Chief Compliance Officer using the PTA System.

Annual Certification & Conflict of Interest Disclosure

Every Employee must, no later than 30 days following year end, or no less than annually, must complete the Annual Certification & Conflicts of Interest Disclosure. The Annual  Certification  &  Conflicts  of  Interest  Disclosure  is  submitted  to  the  Chief Compliance  Officer  using  the  PTA  System.  The  Chief  Compliance  Officer  or  his/her designee is responsible reviewing and following up on any issues identified as potential conflicts of interest on the questionnaires.

Compliance Committee Sanction Provisions

The following details violations of the Policy and the related sanctions that may result from non-adherence to the Policy.  Each violation may result in the corresponding sanction, but the Company is not limited by what is enumerated.  Similarly, the Company may take disciplinary action with respect to certain violations not specifically mentioned herein.  The Chief Compliance Officer and Compliance Committee, at all times, have the discretion to additionally fine a violator and to call a violator before the Compliance Committee.  A violation of the Policy may result in the disciplinary action detailed below, as well as additional disciplinary action up to and including termination.  All penalty fines will be placed in a fund held by the Company that will be available for donations to charities approved by the Compliance Committee.

The Company encourages any Employee who has or may have violated the Policy (or any securities law or regulation) to voluntarily bring the matter to the attention of the Chief Compliance Officer.  To the extent that any such volunteered violation of the Policy is determined to have been unintentional, or to the extent that such voluntary disclosure prevented further violation of the Policy, the Compliance Committee shall take such factors into consideration in determining any sanction relating to such Employee actions.

I.

Non-disclosure of the opening of a new brokerage account.

FIRST VIOLATION:   Violator will receive a notification identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated.

SECOND   VIOLATION:   Violator   will   pay   a   fine   determined   by   the Compliance Committee.

THIRD  VIOLATION  AND  FURTHER:  Violator  will  appear  before  the Compliance Committee to assess further disciplinary action.

II.

Personal Account Trading

A.

Trading  in  personal  account  without  pre-clearing  with  Chief  Compliance Officer (in a security that is not restricted).

FIRST VIOLATION:   Violator will receive a notification identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated.

SECOND  VIOLATION:     Violator  will  pay  a  fine  determined  by  the Compliance Committee.

THIRD VIOLATION:   Violator will disgorge his or her profit in the transaction.

FOURTH  VIOLATION  AND  FURTHER:     Violator  will  appear  before Compliance Committee to assess further disciplinary action.

B.

Trading in personal account without pre-clearing the transaction with the Chief Compliance Officer (in a security that is restricted).

FIRST VIOLATION:   Violator will receive a notification identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated. Violator must also disgorge any profits.

SECOND VIOLATION:  Violator will disgorge any profits and pay a fine of not less than $250.

THIRD VIOLATION AND FURTHER:  Violator will disgorge any profits, pay a fine of not less than $1000 and appear before the Compliance Committee to assess further disciplinary action.

C.

Trading  in  personal  account  in  a  security  that  is  restricted,  where  pre- clearance was requested and denied.

FIRST VIOLATION:   Violator will receive a notification identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated. Violator must also disgorge any profits and pay a fine of not less than $1000.

SECOND VIOLATION AND FURTHER:   Violator will appear before the Compliance Committee to assess further disciplinary action.

III.

Non-disclosure of personal holding when recommending an investment action in the same Company, issuer or entity.

FIRST VIOLATION:   Violator will receive a notification identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated.

SECOND  VIOLATION:     Violator  will  pay  a  fine  determined  by  the Compliance Committee.

THIRD  VIOLATION  AND  FURTHER:    Violator  will  appear  before  the Compliance Committee to assess further disciplinary action.

IV.      Buying or  selling a  security in  one‘s  personal account within four  or  fewer   days before   or  after  a  Client  Account  has a  disclosed pending  ―buy‖  or  ―sell‖  order involving the same issuer.

FIRST VIOLATION:   Violator will receive a notification identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated. Violator may pay a fine of up to $1000 based on the decision of the Compliance Committee. Any profits must be disgorged.

SECOND VIOLATION AND FURTHER:   Violator must appear before the Compliance Committee to assess further disciplinary action.

V.

Receiving a gift or entertainment event in violation of the Gift and Entertainment Policy.

FIRST VIOLATION:  Violator will receive a letter identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated.  Violator may be required to return the gift (or repay the entertainment cost).

SECOND VIOLATION AND FURTHER:   The violator will pay a fine determined by the Compliance Committee in addition to the penalties for the first violation.

THIRD VIOLATION AND FURTHER:  The violator will pay a fine of not less than $1,000 in addition to the penalties for the prior violations and will appear  before  the  Compliance  Committee  to  assess  further  disciplinary action.

VI.      Neglecting  to  obtain  authorization  from  the  Chief  Compliance  Officer  prior  to serving on the board of any publicly traded company.

FIRST VIOLATION:  Violator will receive a letter identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated.

SECOND VIOLATION AND FURTHER:  Violator will not be permitted to serve on such board and will appear before the Compliance Committee to assess further disciplinary action.

VII.

Failure to timely file various reports required by the Code of Ethics

FIRST VIOLATION:  Violator will receive a letter identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated.

SECOND  VIOLATION:     Violator  will  pay  a  fine  determined  by  the Compliance Committee.

THIRD  VIOLATION  AND  FURTHER:    Violator  will  appear  before  the Compliance Committee to assess further disciplinary action.

VIII. Use of non-approved marketing materials.

FIRST VIOLATION:  Violator will receive a letter identifying 1) the type of violation that has occurred, and 2) the section in the Code of Ethics that has been violated.

SECOND VIOLATION:  Violator will pay a fine of not less than $250.

THIRD  VIOLATION  AND  FURTHER:    Violator  will  appear  before  the Compliance Committee to assess further disciplinary action.

IX.

Failure to add an issuer to the restricted list when accessing private information or executing a confidentiality agreement.

FIRST VIOLATION:  Violator will receive a letter identifying 1) the type of violation that has occurred, 2) the section in the Code of Ethics that has been violated, and 3) may pay a fine determined by the Compliance Committee.

SECOND  VIOLATION:     Violator  will  pay  a  fine  determined  by  the Compliance Committee.

THIRD  VIOLATION  AND  FURTHER:    Violator  will  appear  before  the Compliance Committee to assess further disciplinary action.

Outside Business Activities and Private Transactions

All employees of Highland Capital Management, L.P.  (the ―Company‖) are  required to devote their full time and efforts to the business of the Company. In addition, no person may make use of his or her position as an employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the  appearance of a conflict, between the employee‘s personal interests and the  interests of the Company.

To assist in ensuring that such conflicts are avoided, an employee must obtain the approval of the Chief Compliance Officer prior to:

·

Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

·

Accepting a second job or part-time job of any kind or engaging in any other business outside of the Company.

·

Acting, or representing that the employee is acting, as agent for a firm in any investment banking matter or as a consultant or finder.

·

Forming or participating in any  stockholders‘ or creditors‘ committee.

·

Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Company, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Every employee is required to complete the required disclosure form via the PTA System and have the form approved by the Chief Compliance Officer prior to serving in any of the capacities or making any of the investments described heretofore.

The Chief Compliance Officer, in connection with approving any outside activities, may place such conditions on an approval as he deems necessary and appropriate to protect the interests of any Client.  In addition, an employee must advise the Company if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration.  Evidence of such advice must be obtained by completion of such form with the approval of the Chief Compliance Officer.

Gifts and Entertainment Policy

General

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. To this end, subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. When doing so, however, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the  Company‘s business relationships.  Employees should contact the Chief Compliance Officer to discuss any offered activity or gift that they feel creates such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.  In addition, the Company may reimburse certain expenses or costs paid by Employees as determined on a case by case basis.

Prior to accepting entertainment, and promptly following receiving any gift from an existing or prospective firm service provider or counterparty, Employees must obtain pre- approval from their Team Leader. Any gifts or entertainment having a market value in excess of $200.00 per occurrence/item must also be pre-approved by Compliance .To obtain approval employees must submit a Gift and Event Approval Form using the PTA System.

To determine approval or denial of the pre-clearance requests, the Chief Compliance Officer or his designee will consider if the gift or entertainment is of significant value and whether accepting such the gift or entertainment would create a real or potential conflict of interest. Entertainment may include such events as meals, shows, concerts, theatre events, sporting    events,    certain    accommodations    or    similar    types    of    entertainment.

―Entertainment‖  also   includes  in-town  and  out-of-town  trips  and  seminars  where  the service provider or counterparty offers to pay for items such as lodging, airfare, meal and/or event expenses.  No gift or entertainment may be accepted or given, however, regardless of value, that is intended to influencing, or has the likelihood of influences, any business decision or relationship of the Company.

Entertainment

―Entertainment‖  includes events such   as  meals, shows, concerts, theatre  events, sporting events, or similar types of entertainment.

(a)

Employees  must  pay  for  all  air  transportation,  which  may  be reimbursed by the Company in its sole discretion.

(b)

Despite the actual dollar value, the cost of the entertainment should in all instances be reasonable under the circumstances.

(c)

Employees may not request to attend particular entertainment events.

Gifts

―Gifts‖ includes tickets to an event that is not attended by the grantor.

(a) Employees may not request or solicit gifts.

(b)

No gift of cash or cash equivalents may be accepted.

(c)

Employees may not receive gifts on more than two occasions annually from a specific service provider or counterparty.

Employee Provided Gifts and Entertainment

Employees may occasionally give and expense business gifts to someone doing or seeking to do business with the Advisor.

(a)

The value of such gift should be limited to approximately $150.00.

(b)

Employees

should

limit

entertainment

and

meal

expenses

to approximately  $150.00  per  attendee  per  event  and  approximately

$400.00 per person per day.

(c)

Employees should not give a requested business gift or entertainment.

Political Contributions

General

SEC Rule 206(4)-5 (the  ‖Rule‖) prohibits certain political contributions made by investment advisers that provide advisory services to a state or local government entity or to an investment pool in which a state or local governmental entity invests. An "investment pool" includes:

(A)

Any investment company registered under the Investment Company

Act that is an investment option of a plan or program of a government entity; or

(B)    Any company that would be an investment company under section 3(a) of the Investment Company Act but for the exclusion provided from that definition by section 3(c)(1), section 3(c)(7) or section 3(c)(11) of the Investment Company Act.

The Company currently provides advisory services to government entities and anticipates continuing to do so in the future and therefore will fall under the provisions of the Rule. Any questions regarding this rule should be directed to the Chief Compliance Officer.

Specifics of the Rule

There are three key elements of the Rule: (i) a two-year "time-out" from receiving compensation for providing advisory services to certain government entities after certain political contributions are made, (ii) a prohibition on soliciting contributions and payments, and (iii) a prohibition from paying third parties for soliciting government clients.

Two-Year ―Time Out‖

The Rule prohibits an Investment Adviser from receiving compensation from a "government entity" for two years after the Investment Adviser or any of its "covered associates" makes a political "contribution" to an "official" of the government entity. During the two-year "time-out" period, the Investment Adviser is only prohibited from receiving compensation from a government entity; the Investment Adviser can still provide advisory services to the government entity.

Look-Back Provision

Under the Rule, when a person becomes a covered associate (including when an existing employee is transferred or promoted), the Investment Adviser must "look back" in time to that person's prior contributions to determine whether the "time-out" provisions of the Rule apply to the Investment Adviser. If the person is involved in soliciting clients, then the Investment Adviser is required to look back two years. If the person is not involved in soliciting clients, then the Investment Adviser is only required to look back six months. The "look-back" provision is prophylactic since it bars advisers from influencing the selection process by hiring persons who have made political contributions.

Soliciting Contributions and Payments

The Rule bars an Investment Adviser and its covered associates from soliciting or coordinating: (i) contributions to an official of a government entity to which the Investment Adviser is seeking to provide investment advisory services, or (ii) "payments" to a political party of a state or locality where the Investment Adviser is providing or seeking to provide investment advisory services to a government entity.

Prohibition on Third Party Solicitation

The Rule prohibits an Investment Adviser or any of its covered associates from paying any person to solicit a government entity unless such person is (i) a "regulated person"  (i.e.,  a  registered  investment  adviser  or  broker-dealer)  that  is  subject  to prohibitions against engaging in pay-toplay practices or (ii) one of the Investment Adviser's employees, general partners, managing members, or executive officers (although contributions by these persons may trigger the two-year time out). This provision is a change from the initial proposal, which would have completely barred the use of solicitors.

The prohibition does not extend to non-affiliated persons providing legal, accounting or other professional services in connection with specific investment advisory business that are not being paid directly or indirectly for communicating with the government entity for the purpose of obtaining or retaining investment advisory business for the Investment Adviser.

Catch-all Provision

There is a catch-all provision in the Rule that "prohibits acts done indirectly, which, if done directly, would violate the Rule." As a result, an Investment Adviser and its covered associates are not permitted to funnel payments through third parties, including, for example, "consultants, attorneys, family members, friends or companies affiliated with the adviser as a means to circumvent the Rule."

De Minimis Exception

The Rule has a de minimis exception for contributions to officials for whom the contributor can vote. The exception permits individual contributions up to $350 per official (per election) for whom the employee is entitled to vote. In addition, contributions that in the aggregate do not exceed $150 per election per official will not violate the Rule, even if the contributor is not entitled to vote for the official. These de minimis exceptions are available only for contributions by individual covered associates, not the Investment Adviser. Under both exceptions, primary and general elections are considered separate elections.

Returned Contributions Exception

The Rule contains an exception that will provide an Investment Adviser "with a limited ability to cure the consequences of an inadvertent political contribution to an official for whom the covered associate making it is not entitled to vote." The exception is available for a limited number of contributions that, in the aggregate, do not exceed $350 to any one official, per election.'  The Investment Adviser must have discovered the offending contribution within four months of the date the contribution was made and, within 60 days after learning of the triggering contribution, the contributor must obtain the return of the contribution.

Exemptions

The SEC may exempt an Investment Adviser from the two-year "time out" requirement after an offending contribution is discovered when the exemption is necessary or appropriate in the public interest.